UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2024 (August 1, 2024)

XERIS BIOPHARMA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40880	87-1082097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1375 West Fulton Street, Suite 1300
Chicago, Illinois 60607
(Address of principal executive offices, including zip code)

(844) 445-5704
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐		Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐		Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐		Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐		Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XERS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Board of Directors of Xeris Biopharma Holdings, Inc. (the “Company”) promoted Kevin McCulloch to be President and Chief Operating Officer of the Company, effective as of August 1, 2024. Mr. McCulloch will report to John Shannon, the Company’s Chief Executive Officer.
Mr. McCulloch, age 61, joined Xeris Pharmaceuticals, Inc. in October 2018 as its Senior Vice President, Global Operations and Business Development, and was appointed Chief Commercial Officer of the Company in September 2021. Previously, Mr. McCulloch served as the President of Global Solutions at Hill-Rom and, prior to that, served as Chief Business Oﬃcer for Water Street Healthcare Partners Pharmaceutical Holdings. From 2001 to 2016, Mr. McCulloch held roles of increasing responsibility at Baxter Healthcare, including General Manager or President of the Global Services, Global Fluid Systems (GFS), Infusion Systems (IS), and Fenwal business units. From 1992 to 2000, Mr. McCulloch held roles of increasing responsibility at GD Searle in the fields of business development, marketing, and sales. He began his career as a territory sales representative with the Upjohn Company. Mr. McCulloch holds a B.S. in Biology from the University of Michigan and an M.B.A. from Northwestern University’s Kellogg School of Management.
In connection with Mr. McCulloch’s promotion to President and Chief Operating Officer, Mr. McCulloch entered into a second amended and restated employment agreement with the Company (the “Agreement”) pursuant to which he will receive an annual base salary of $520,000 and his target annual incentive compensation shall be 50% of his annual base salary. In connection with his appointment, Mr. McCulloch will be granted, effective August 1, 2024, (i) 150,000 restricted stock units, which shall vest ratably in annual installments over three years following the date of grant, and (ii) 200,000 stock appreciation rights, which shall vest in full and automatically be exercised on the second anniversary of the date of grant, both such grants subject to continued service through each applicable vesting date. The Agreement provides that, in the event that his employment is terminated by the Company without “cause” or he resigns for “good reason,” subject to the execution and effectiveness of a separation agreement and release, he will be entitled to receive (i) an amount equal to (x) 1.25 times the sum of Mr. McCulloch’s base salary plus his target annual incentive compensation if such termination is not within 12 months of a “change in control” or (y) 1.5 times the sum of Mr. McCulloch’s base salary plus his target incentive compensation if such termination is within 12 months of a “change in control,” (ii) a pro rata bonus for the fiscal year in which the termination occurs and (iii) reimbursement of COBRA premiums for health benefit coverage for him in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. McCulloch had he remained employed with the Company for up to 15 months (or 18 months if such termination is within 12 months of a “change in control”). In addition, if within 12 months following a “change in control,” Mr. McCulloch is terminated by the Company without “cause” or he resigns for “good reason,” Mr. McCulloch will be entitled to up to three months of outplacement services and all time-based stock options and other time-based stock-based awards held by Mr. McCulloch will accelerate and vest immediately and the post-termination exercise period with respect to any vested options shall be extended to the earlier of the expiration date of such options or 24 months following the termination date.
The foregoing description of the Agreement is qualified in its entirety by reference to the complete text of such agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated by reference herein.
No arrangement or understanding exists between Mr. McCulloch and any other person pursuant to which Mr. McCulloch was selected to serve as President and Chief Operating Officer. There have been no related party transactions between the Company or any of its subsidiaries and Mr. McCulloch reportable under Item 404(a) of Regulation S-K. Mr. McCulloch has no family relationships with any of our directors or executive officers.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.1	Second Amended and Restated Employment Agreement, dated as of August 1, 2024, by and between the Registrant and Kevin McCulloch
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2024	Xeris Biopharma Holdings, Inc.

	By:	/s/ Steven M. Pieper
Name: Steven M. Pieper
Title: Chief Financial Officer